Exhibit 99.4

FORM OF LETTER TO CLIENTS OF NOMINEE HOLDERS

PRESURANCE HOLDINGS, INC.

Subscription Rights to Purchase Shares of Common Stock

Offered Pursuant to Subscription Rights

Distributed to Shareholders

of Presurance Holdings, Inc.

[•], 2026

To Our Clients:

Enclosed for your consideration are a prospectus (the “Prospectus”) which forms a part of the Registration Statement on Form S-1, first filed with the Securities and Exchange Commission on January 14, 2026, as amended or supplemented from time to time, and the “Instructions as to Use of Presurance Holdings, Inc. Rights Certificates” relating to the rights offering by Presurance Holdings, Inc. (the “Company”) of shares of its common stock, no par value, pursuant to non-transferable subscription rights distributed to all shareholders of record of the Company at 5:00 p.m., New York City time, on February 6, 2026 (the “Record Date”). The subscription rights and common stock are described in the Prospectus.

In the rights offering, the Company is offering an aggregate of 14,000,000 shares of its common stock, as described in the Prospectus.

The subscription rights will expire if not exercised prior to 5:00 p.m., New York City time, on February 24, 2026, unless extended (the “Expiration Time”).

As described in the Prospectus, you will receive one subscription right for each share of common stock owned at 5:00 p.m., New York City time, on the Record Date. Each subscription right will allow you to subscribe for 1.145 shares of common stock at the cash price of $1.00 per full share (the “subscription price”). For example, if you owned 100 shares of common stock as of 5:00 p.m., New York City time, on the Record Date, you would receive 100 subscription rights and would have the right to purchase 114.5 shares of common stock (rounded down to the nearest whole share, with the total subscription payment being adjusted accordingly, as discussed below) at the subscription price.

Fractional shares of common stock resulting from the exercise of the subscription rights will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

The subscription rights are evidenced by a Subscription Rights Certificate issued to shareholders of record and will cease to have any value at the Expiration Time.

THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF COMMON STOCK CARRIED BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. THE SUBSCRIPTION RIGHTS MAY BE EXERCISED ONLY BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS.

Accordingly, we request instructions as to whether you wish us to elect to subscribe for any shares of common stock to which you are entitled pursuant to the terms and subject to the conditions set forth in the Prospectus. However, we urge you to read the document carefully before instructing us to exercise your subscription rights.

If you wish to have us, on your behalf, exercise the subscription rights for any shares of common stock to which you are entitled, please so instruct us by completing, executing and returning to us the Beneficial Owner Election form.

Your Beneficial Owner Election form to us should be forwarded as promptly as possible in order to permit us to exercise your subscription rights on your behalf in accordance with the provisions of the rights offering. The rights offering will expire at the Expiration Time. Please contact us for our deadline with respect to your submission of the Beneficial Owner Election form. Once you have exercised your subscription rights, such exercise may not be revoked, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights and even if the rights offering is extended by the board of directors of the Company. However, if the Company amends the rights offering to allow for an extension of the rights offering for a period of more than 30 days or makes a fundamental change to the terms set forth in the Prospectus, you may cancel your subscription and receive a refund of any money you have advanced.

Additional copies of the enclosed materials may be obtained from Broadridge Corporate Issuer Solutions, LLC, the subscription agent for the rights offering, by calling (855) 793-5068 (toll free) or by emailing shareholder@broadridge.com. Any questions or requests for assistance concerning the rights offering should be directed to the subscription agent.

Very Truly Yours,

Presurance Holdings, Inc.

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